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                                                                Exhibit 4.9

[LOGO SOCIETY]          SOCIETY NATIONAL BANK
                        A KeyCorp Bank

                        P.O. Box 10099                DIRK VANHEYST
                        Toledo, Ohio 43699-0099       Vice President



                                                   Dated as of March 31, 1996



Mr. William Wondolowski
Treasurer
Arbor Health Care Company
1100 Shawnee Road - P.O. Box 840
Lima, OH  45802-0840

Dear Bill:

We are pleased to inform you that Society National Bank (the "Bank") has approved a Line of Credit for Letters of Credit of $2,000,000 in favor of Arbor Health Care Company (the "Company"), upon such terms and conditions as may be mutually agreed upon, and until May 31, 1997, at which time, this Line of Credit will automatically expire, unless reaffirmed in writing by the Bank.

In the event there are draws under the Letters of Credit, the interest rate on loan advances under the Line of Credit will be a floating rate, per annum, equal to the Prime Rate, in effect at the Bank from time to time by the Bank as its Prime Rate whether or not such rate is publicly announced and may not be the lowest rate charged by the Bank for commercial or other extensions of credit.

This Line of Credit is also subject to the condition that the Company will promptly deliver to the Bank, the quarterly and annual financial statements of the Company, including a balance sheet and consolidated statements of income and surplus for the Company and its subsidiaries, if any, covering such financial and other information as the Bank may reasonably request and that the Company hereafter maintain the ratios and all other factors relating to its consolidated financial conditions in favorable conditions acceptable to the Bank, more fully described in the Amended and Restated Revolving Credit Agreement dated June 1, 1995 by and between Bank and Company, as amended from time to time.
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ARBOR HEALTH CARE COMPANY
DATED AS OF MARCH 31, 1996
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The following is required for the Line of Credit:

                          1. Security interest in accounts receivable, contract rights, and inventory, more fully described in Security Agreement, dated July 24, 1987.

                          2. A 1 1/2% per annum fee on the Letters of Credit issued; payable quarterly in arrears.

If the foregoing terms are satisfactory to you, please indicate your agreement and acceptance by signing and returning the enclosed copy of this letter on, or before April 30, 1996.

We are pleased to make this credit facility available to you and look forward to working with you in the future.

                                                   Sincerely,

                                                   /s/ Dirk VanHeyst
                                                   -----------------
                                                   Dirk VanHeyst
                                                   Vice President
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ARBOR HEALTH CARE COMPANY
DATED AS OF MARCH 31, 1996
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ACCEPTED:

THE UNDERSIGNED, A DULY AUTHORIZED OFFICER OF ARBOR HEALTH CARE COMPANY, ACCEPTS THE TERMS AND CONDITIONS OF THIS LETTER.



BY: /s/ William Wondolowski
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TITLE: V P Treasurer
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DATE: 3/31/96
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